Exhibit 10.4

Addendum to

Amended CH2M HILL Companies, Ltd.

Internal Market Brokerage Services Agreement

This Addendum, dated as of June 21, 2012, is to the Amended Internal Market Brokerage Services Agreement effective as of July 1, 2006, as amended by the Addendum dated June 23, 2010 and the Addendum dated February 11, 2011 (the “Agreement”), by and between NEIDEGER, TUCKER, BRUNER, INC., a Colorado corporation, a registered broker-dealer, and a member of NASD (“NTB”), and CH2M HILL COMPANIES, LTD., formerly an Oregon corporation, but now organized under the laws of Delaware (“CH2M HILL”).

Based on discussion between the NTB and CH2M HILL on May 30, 2012, it was mutually agreed that the Agreement would be extended for two (2) years starting on July 1, 2012 through June 30, 2014, unless terminated earlier as provided in Article 3.3 of the Agreement.

Article 4.1(a), Quarterly Fee, shall be amended to reflect that CH2M HILL will pay NTB US $225,000.00 per year for the first year of this extension and US $230,000.00 for the second year of this extension.  This fee will be payable quarterly, in US $56,250.00 installments for the first year of this extension and US $57,500.00 for the second year of this extension, in connection with each Internal Market trade.

Intending to be legally bound, NTB and CH2M HILL have caused this Addendum to the Agreement to be executed by duly authorized officers on the dates below.

Neidiger, Tucker, Bruner, Inc.

Date: June 21, 2012
Anthony B. Petrelli
President

CH2M HILL COMPANIES, LTD.

Date:
Steven C. Mathews
Vice President & Treasurer